EXHIBIT 3.2(g)

CERTIFICATE OF AMENDMENT

OF

COMMODITY ADVISORS FUND L.P.

Under Section 121-903 of the New York Revised Limited Partnership Act

FIRST: The name of the foreign limited partnership (the “Partnership”) as it appears on the index of names of authorized foreign limited partnership in the Department of State is Commodity Advisors Fund L.P.

SECOND: The jurisdiction of organization of the Partnership is the State of Delaware.

THIRD: The Partnership was authorized to do business in the State of New York on February 2, 2006.

FOURTH: In accordance with Section 121-903 of the Revised Limited Partnership Act of the State of New York, the application for authority shall be amended as follows:

The Article “FOURTH” relating to the designation of the secretary of state as the organization’s agent upon whom process may be served and the address where the secretary of state shall mail a copy of any process so served is hereby amended in its entirety and, in lieu thereof, is inserted the following:

“FOURTH: The Secretary of State of the State of New York is designated as the Partnership’s agent upon whom process against it may be served. The address within the State of New York to which the Secretary of State of the State of New York shall mail a copy of any process against the Partnership served upon him or her is c/o Ceres Managed Futures LLC, 522 Fifth Avenue, 14th Floor, New York, New York 10036, Attention: President.”

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Application of Authority on this 7th day of August, 2013.

By:	Ceres Managed Futures LLC,
General Partner

By:	/s/ Alper Daglioglu
Alper Daglioglu
Authorized Person